Exhibit 10.5









                             FARMERS GROUP, INC.


                         EXECUTIVE INCENTIVE PROGRAM









                                                                December 1999

                           TABLE OF CONTENTS



Purpose...................................................................  1

Administration............................................................  1

Eligibility and Participation.............................................  1

Determination and Allocation of Awards....................................  1

Rights of Participants and Beneficiaries..................................  3

Termination of Employment.................................................  4

Effective Date, Amendment and Termination of Program......................  5

Special Rule..............................................................  5

Governing Law.............................................................  5

Purpose

     The Farmers Group, Inc. Executive Incentive Program (the "Program") is designed to award and compensate key executives who contribute substantially to the financial success of Farmers Group, Inc., its subsidiaries and its affiliates (the "Corporation"), and to focus the efforts of such key executives on the continued success of the Corporation.


Administration

     (a) The Program shall be administered by the Board of Directors of the Corporation (the "Board") and by the Compensation Committee of the Board (the "Compensation Committee"), as hereinbelow described. The Board shall have discretion to select key executives who are to be eligible to receive awards under the Program with respect to each fiscal year, and to determine the amount of such awards, subject to the terms and conditions set forth in the Program and such other terms and conditions as are not inconsistent with the purposes and provisions of the Program.

     (b) The Board may establish such rules and regulations as deemed appropriate for proper administration of the Program and may modify or revoke such rules and regulations from time to time. In addition, the Board may make such determinations and take such action in connection with the Program as are necessary.

     (c) All determinations and interpretations of the Board shall be final and binding, except that all awards are subject to final approval by the Zurich Financial Services Chairman.


Eligibility and Participation

     Eligibility and participation in the Program are restricted to the Chief Executive Officer of the Corporation and such Home Office Officers and Field Executives of the Corporation whom the Board, in its discretion, selects to receive awards under the Program.


Determination and Allocation of Awards

     (a) Awards under the Program shall be made from a pool (the "Pool"), which Pool for a given year shall consist of twenty percent (20%) of Growth in Earnings (as hereinbelow defined) for that year, less a factor for a decrease in Exchange Surplus as also defined below.

     (b) Growth in Earnings for a particular year shall mean the increase in the U.S. PGAAP net income of the Corporation over the U.S. PGAAP net income of the Corporation for the immediately preceding year. For purposes of determining the amount of the Pool, U.S. PGAAP net income shall be adjusted as follows:

          (1) Awards paid or accrued under this Program shall be excluded;

          (2) Capital gains or losses attributable to sales of real estate or equipment used solely in the Corporation's insurance business shall be excluded to the extent that they individually or collectively exceed two percent (2%) of U.S. PGAAP net income in any one calendar quarter;

          (3) In the event that the statutory rates used in determining Federal Income Tax and/or California Franchise Tax are increased or decreased in a particular year from the rates applicable during the immediately preceding year, or if the method of determining and reporting said taxes changes due to a change in accounting method required by a recognized rule-making body, said taxes applicable to the preceding year shall be recalculated on an equivalent basis in determining U.S. PGAAP net income for such preceding year;

          (4) Capital gains or losses arising from the sale or other disposition of any joint venture investment of FIG Holding Company entered into before January 1, 1974 shall be excluded;

          (5) Any expense or income attributable to merger or acquisition activities shall be excluded; and

          (6) Other extraordinary items as approved by the Compensation
              Committee.

     (c) Growth in Earnings for each year shall be determined by the Chief Financial Officer for the Corporation and verified by the independent certified public accountants of the Corporation. The Pool shall be an accrued liability in the consolidated financial statements of the Corporation and the amount accrued in the Pool shall not be placed in a separate account or in trust or otherwise be segregated from the general funds of the Corporation.

     (d) A three-year weighted average Surplus Ratio shall be calculated and compared to the Target Surplus Ratio of 33 1/3% (premium written to surplus of 3 to 1). If the three-year weighted average Surplus Ratio is at or greater than 33 1/3%, no reduction in the Bonus Pool will be made. If the three-year weighted average Surplus Ratio is less than 33 1/3%, the Bonus Pool will be reduced in the following manner. A Maximum Reduction of 20% of the Bonus Pool will be made when the Exchange Surplus Ratio is 28.57% (premium written to surplus of 3.5 to 1) or lower. The Maximum Reduction will be reduced proportionately based on where the three-year weighted average Surplus Ratio falls between 33 1/3% and 28.57%.

     (e) The Award to the Chief Executive Officer of the Corporation under the Program for each year shall not exceed seventy-five percent (75%) of the base salary paid to the Chief Executive Officer during the year to which the award relates, except as outlined in section 4(h) below. The Award amount for the Chief Executive Officer shall be determined by the Zurich Financial Services Chairman.

     (f) The Chief Executive Officer shall evaluate the performance and contribution to the successful operation of the Corporation of each Officer and Field Executive of the Corporation and shall recommend to the Compensation Committee each year, prior to the February meeting of the Board, the percentage of the Pool for the preceding year which he believes should be awarded to each such individual. Such recommendations shall be in an amount not to exceed one hundred percent (100%) of the Pool, except as outlined in section 4(h) below, less the percentage of the Pool awarded to the Chief Executive Officer. Awards for Level I executives shall not exceed 75% of salary, awards to Level II executives shall not exceed 60% of salary, awards for Level III executives shall not exceed 40% of salary, except as outlined in section 4(h) below. Membership in each level shall be determined by the Chief Executive Officer at the outset of the performance year. Generally, Level I executives are direct reports to the CEO, Level II executives are Home Office Officers and Level III executives are Field Executives, or more junior executives.

     (g) Each year, prior to the February meeting of the Board, the Compensation Committee shall receive the recommendations of the Chief Executive Officer and shall confer with him concerning such recommendations. Such recommendations will be based on estimated prior year end and financial results. The Compensation Committee shall then recommend to the Board at the February meeting of the Board the individuals to receive awards under the Program and the percentage of the Pool which should be awarded to each such individual. The Board shall, in its absolute discretion, select the individuals to whom awards shall be made under the Program and determine the percentage of the Pool which shall be awarded to such individuals. No award made under the Program shall exceed the maximum award applicable to the level of the incumbent either 75%, 60% or 40% of the base salary paid to an individual during the year to which the award relates, except as outlined in section 4(h) below. Final confirmation by the Board based on actual prior year end results will occur at the May meeting of the Board.

     (h) Payment of EIP awards is contingent upon performance of the Corporation as it relates to the performance of a peer group of companies. Depending upon which quartile performance falls, individual awards may be increased/decreased based on individual performance as shown below:


          Peer Group Standing     Award Adjustment
          -------------------     ----------------
          4th Quartile            +33 1/3%
          3rd Quartile            No Adjustment
          2nd Quartile            -33 1/3%
          1st Quartile            -66 2/3%


     Should the results in the Peer Group Comparison differ between the Property & Casualty operations and the Life Company, the proportion of each business' net income to total net income will be used to modify the above award adjustments.

     Should the Award Pool be insufficient to fund the approved awards in the 4th quartile, additional funds will be added and expensed. In no event will the amount of the additional funds be greater than one-third of the original Pool for the year. A comparative analysis is to be provided to the Compensation Committee each year to substantiate the current year's awards.

     (i) Payments of awards under the Program shall be within the absolute discretion of the Board subject to the final approval of the Zurich Financial Services Chairman. The Board shall be under no obligation to award all of the Pool or any portion thereof.

     (j) The Pool shall not accumulate from year to year, and any amount in the Pool not distributed pursuant to the Program shall revert to net income of this Corporation.

     (k) Payment of awards under the Program shall be made no later than April 15 after the close of the calendar year to which the award relates.

     (l) The Corporation shall have the right to deduct any sums required to be withheld by federal, state or other applicable laws from payments of awards under the Program.


Rights of Participants and Beneficiaries

     (a) No individual shall have any vested or protectable interest in, legal right to, or shall otherwise be entitled to, any amount under the Program until such time as the Board by resolution approves an award to such individual.

     Nothing in the Program shall be deemed to give any individual, or his or her legal representative or assigns, or any other person or entity claiming under or through him, any contract or right to participate in the benefits of the Program.

     (b) The Corporation shall pay all amounts payable hereunder only to the individual or beneficiaries entitled thereto pursuant to this Program. The Corporation shall not be liable for the debts, contracts, or engagements of any individual or his or her beneficiaries, and rights to payments under this Program may not be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding while in the hands of the Corporation; nor shall any individual or his or her beneficiaries have any right to assign, pledge, or hypothecate any benefits or payments hereunder.

     (c) Participation in the Program shall not be construed as constituting a commitment, guarantee, agreement or understanding of any kind that the Corporation shall continue to employ any individual.

     (d) Any individual eligible to participate in the Program may designate a beneficiary to receive payments of awards under the Program in the case of such individual's death.

     (e) Commencing with awards to be made for services rendered, on or after January 1, 1984 and for which awards are to be paid after January 1, 1985, any individual eligible to participate in the Program may request that payment of all or a portion of any award be deferred until the occurrence of retirement, death or permanent disability. Such request must be made to the Compensation Committee in writing on or before December 31 of the performance year which is the year prior to the date the awards are determined and paid (i.e., a request must be made on or before December 31, 1988, relating to any award under the Program which might be determined and paid in 1989). Such request shall specify that either 25%, 50%, 75% or 100% of awards which might be made are to be deferred and shall specify whether such request relates only to awards relating to services to be performed during the next calendar year or to all awards which might be made under the Program in the second succeeding and all future years. Once such a request for deferral is made, it may not be withdrawn by the participant except with respect to any awards for service to be performed in calendar years following the year in which the date such request for withdrawal is made. Any such request for withdrawal must be made in writing to the Compensation Committee. If the Board selects the individual for an award and in its sole discretion consents to the request for deferred payment, to any amount so deferred there will be interest added to the deferred amount for each year or partial year the payment of the award is deferred.
The participant in this Deferred Payment Plan may elect at the time of initially requesting deferral to commence payment of benefits within thirty
(30) days of retirement, death or the date it is established to the satisfaction of the Compensation Committee that the participant has a permanent disability, either in a single payment or in five (5) or ten (10) equal annual payments to which will be added an interest equivalent from the first payment date computed as provided above.

     On single payments made within 30 days of retirement, death or disability, the interest rate earned between the date of retirement, death or disability until the date of disbursement will be based on the average yield of the institutional money market fund in which the Corporation invests.

     In the event of extreme hardship, any participant may make a written request to the Compensation Committee for immediate payment. For this purpose, an extreme hardship is an unanticipated emergency caused by an event beyond the control of the participant that would result in severe financial hardship if early withdrawal were not permitted. The amount to be withdrawn must be limited to the amount necessary to meet the emergency. Amounts deferred under this Section 5 (e) will be held as part of the general assets of the Corporation and shall not be set aside or funded in any manner; provided that deferred amounts and any earnings thereon may be set aside in one or more non-qualified grantor trusts so long as such arrangements do not result in benefits hereunder being considered funded for federal tax purposes.

     Notwithstanding any other provision hereof, to the extent deferred amounts are funded through one or more grantor trusts, then earnings or appreciation thereon shall be determined solely by reference to the experience of assets in such trust or trusts. This Corporation shall direct the trustee or trustees of such trust or trusts, as the case may be, as to the investment of assets in such trust or trusts and the Corporation may, in advising the trustee, offer, in any manner and to any extent it deems appropriate, Participants the opportunity to advise the Corporation as to how assets allocated to their respective accounts are to be invested. In no event may Participants communicate directly with any trustee in regard to asset investment. Participants shall in no event have rights greater than those of general creditors of the Corporation with respect to any amounts held in trust. Any amounts deferred hereunder as well as any earnings are not subject to anticipation, alienation or hypothecation by any Participant.


Termination of Employment

     (a) In the event of death, disability or retirement during the year to which the award relates, a pro rata award shall be paid to any individual who would have otherwise received an award under the Program. In the event of disability or retirement, such award shall be paid to the individual. In the event of death, such award shall be paid to the individual's estate or legal representative, as determined by the Compensation Committee or, in the event the individual has designated a beneficiary to receive payments of awards under the Program in the case of such individual's death, to such beneficiary.

     (b) In the event of termination of employment for any other reason during the year to which the award relates, such individual's eligibility to receive any award for such year shall be terminated, although the Chief Executive Officer may, at his discretion, recommend to the Compensation Committee that a pro rata award be made.

     (c) In the event of termination of a participant's employment in the Deferred Payment Plan for any reason other than retirement, permanent disability or death, payment of all deferred amounts in the Deferred Payment Plan together with the appropriate interest equivalent will be made in a single payment within 30 days after the employment termination date. From the date of termination until distribution, Deferred amounts will earn an interest rate based on the average yield of the institutional money market fund in which the Corporation invests.


Effective Date, Amendment and Termination of Program

     The amendments to the Program adopted by the Board of Directors on August 5, 1983 shall be effective for the year ending December 31, 1983. The amendments to the Program adopted by the Board of Directors in November 1987 and in February 1988 shall be effective for the year ending December 31, 1987 and subsequent years. The amendments to the Program adopted in November 1988 shall be effective for the year ending in December 1988 and subsequent years. The amendments to the Program adopted in February 1990 shall be effective for the year ending in December 1990 and subsequent years. The amendments to the Program adopted in May and November 1993 shall be effective for the year ending in December 1993 and subsequent years. The amendments to the Program adopted in May and August 1997 shall be effective for the year ending in December 1997 and subsequent years. The amendments to the Program adopted in February 1999 shall be effective for the year ending December 31, 1998 and subsequent years. The Program may be amended or terminated at any time by the Board. Such amendment or termination shall not adversely affect or alter any right or obligation with respect to any award previously made hereunder.


Special Rule

     Benefits under the Program, whether paid currently or deferred under
Section 5, constitute no more than an unsecured promise by the Corporation to provide said benefits and no participant or beneficiary shall have rights greater than those of a general creditor of the Corporation in either the general assets of the Corporation or the assets of any trust established under
Section 7 hereof in connection with such benefits.


Governing Law

     This Program shall be governed by the laws of the State of California.